Exhibit (h)(8)

TRANSFER, DIVIDEND DISBURSING AND

SHAREHOLDERS’ SERVICING AGENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of this 1st day of May 2010, by and between BofA Funds Series Trust, a Delaware statutory trust acting on behalf of its series listed on Schedule A hereto (as the same may from time to time be amended to add or delete one or more series of such trust) (such trust being hereinafter referred to as the “Trust” and each series of the Trust being hereinafter referred to as a “Fund”), and Boston Financial Data Services, Inc. (“BFDS”), a Massachusetts corporation.

WHEREAS, the Trust is a registered investment company and desires that BFDS perform certain services for the Funds; and

WHEREAS, BFDS is willing to perform such services upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Appointment. The Trust hereby appoints BFDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholders’ Servicing Agent for the Shares of the Funds, including in connection with any accumulation, open-account, retirement or similar plan (including without limitation any periodic investment plan or periodic withdrawal program) provided to the shareholders of the Funds (“Shareholders”) and set out in the prospectus and statement of additional information of each Fund as in effect from time to time (“Prospectus”). As used herein, the term “Shares” means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds. BFDS accepts such appointments and will perform the respective duties and functions of such offices in the manner described in this Agreement and in each case in accordance with procedures established from time to time by agreement between the Trust and BFDS (the “Procedures”).

2. Compensation. The Trust shall pay to BFDS, for services rendered and reimburse expenses incurred in connection with the performance of duties and services hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Trustees of the Trust, as set forth on Schedule B (the “Fee Schedule”) attached hereto effective as of the date of this Agreement.

The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. BFDS shall provide, upon reasonable request from the Trust, supporting documentation or explanatory information for any out-of-pocket expenses on an invoice questioned by the Trust. In the event of a dispute with respect to an invoice, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify BFDS in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts contained therein in good faith. The Trust shall pay such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid.

After the second full year of the Initial Term (as defined in this Agreement), unless the parties shall have otherwise agreed to a new fee schedule in writing, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the applicable fee rates (as reflected in the Fee Schedule) modified by the percentage increase (or decrease only to the extent described below) for the twelve-month period of such previous calendar year from the immediately preceding year of the CPI-W (defined below); or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. In the event that the CPI-W for a twelve-month period declines from the immediately preceding year, the fee for such Renewal Term shall be modified by such percentage decrease only if the amount of such decrease is greater than the aggregate amount of the CPI-W increases that were waived by BFDS for the first two years of this Agreement. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics. In the event and to the extent that BFDS provides the services hereunder from a location not within the geographic region for the CPI-W noted above, then the Consumer Price Index for the geographic region where such services are provided will be substituted for the CPI-W for purposes of this paragraph. BFDS shall not provide the services hereunder from facilities outside of the United States without the prior consent of the Trust (which consent will not be unreasonably withheld).

3. Representations and Warranties of BFDS. BFDS represents and warrants to the Trust that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

(b)	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, and it will remain so registered for the duration of this Agreement. It will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

(c)	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

(d)	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

(e)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(f)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. Representations and Warranties of the Trust. The Trust represents and warrants to BFDS that:

(a)	It is a trust duly organized and existing and in good standing under the laws of the state of Delaware.

(b)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	The Trust is an open-end management investment company registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”).

(e)	A registration statement under the Securities Act of 1933, as amended (the “1933 Act”), for each Fund is currently effective and will remain effective, and, if applicable, appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

5. Copies of Documents. The Trust will furnish BFDS with copies of the following documents, in a manner that is mutually acceptable to both parties: the Trust’s Amended and Restated Declaration of Trust and all amendments thereto; and the Trust’s registration statement (the “Registration Statement”) as in effect on the date hereof filed under the 1933 Act and the 1940 Act, and all amendments or supplements thereto hereafter filed.

6. Receipt of Funds for Investment. BFDS will maintain one or more accounts with its cash management bank into which it will deposit funds, which are intended for investment into a Fund, payable to BFDS as agent for, or otherwise identified as being for the account of, the Funds, prior to crediting such funds to the respective accounts of the Funds. Thereafter, BFDS will determine the amount of any such funds due to a Fund and promptly deposit the amount due to the Fund in the Fund’s account with its custodian (the “Custodian”) and notify the Fund of such deposits.

7. Shareholder Accounts. Upon receipt of any funds referred to in paragraph 6 hereof, BFDS will compute the number of Shares purchased by the Shareholder less the applicable sales charge; and

(a) in the case of a new Shareholder, open and maintain an open account for such Shareholder in the name or names set forth in the subscription application form; provided the documentation received is in good order and satisfies the AML Procedures (as defined below);

(b) send to the Shareholder a confirmation statement indicating the amount of Shares purchased;

(c) in the case of a request to establish an accumulation plan, withdrawal plan, group plan or other plan or program being offered by the Fund’s Prospectus, open and maintain such plan or program account for the Shareholder in accordance with the terms thereof;

(d) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment therefor and appropriate documentation thereof to the Custodian;

(e) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account and, in the event that a purchase order is received from a new Shareholder, open an account for such Shareholder;

(f) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(g) in respect of the transactions in items (a) through (f) above for each Fund, BFDS shall execute transactions directly with broker-dealers authorized by the Fund or by the principal underwriter of such Fund;

(h) in the event that Shareholders certify that certificates representing Shares have been lost, stolen or destroyed and provide other appropriate documentation or surety bonds, or in the event that Shareholders deliver mutilated certificates representing Shares, issue replacement deposit shares in book entry form;

(i) maintain records of account (including without limitation maintaining accurate and complete records as to the record ownership of all Shares of each Fund outstanding from time to time) for and advise the Trust and its Shareholders as to the foregoing;

(j) record the issuance of Shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of such Fund which are authorized, based upon data provided to it by such Fund, and issued and outstanding; and

(k) provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor compliance of the issuance of such Shares with, or to take cognizance of, any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of such Fund;

all subject to any Procedures and to any reasonable instructions which the Trust may give to BFDS with respect to rejection of orders for Shares.

8. Unpaid Checks. In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned for any reason, BFDS will take such steps, including imposition of a reasonable processing or handling fee on such shareholder or investor in accordance with the Procedures or as the Trust may instruct BFDS.

9. Dividends and Distributions. The Trust will promptly notify BFDS of the declaration of any dividends or distributions with respect to Fund Shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of Shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, BFDS will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust agrees that, on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to BFDS sufficient funds therefor in the dividend and distribution account maintained by BFDS with the Custodian. As Dividend Disbursing Agent, BFDS will prepare and distribute to Shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of Shareholders entitled to receive additional Shares by reason of any such dividend or distribution, BFDS will make appropriate credits to their accounts and arrange for the preparation and mailing to Shareholders of a confirmation statement.

10. Redemptions. BFDS will receive and stamp with the date of receipt all requests delivered to BFDS for redemption of Shares and BFDS will process such redemptions as agent for the Trust as follows:

(a) If such request complies with standards for redemption approved from time to time by the Trust, BFDS will, on or prior to the seventh calendar day succeeding the receipt of any such request for redemption received in good order, pay to the Shareholder from funds deposited by the Trust from time to time in the redemption account maintained by BFDS with its cash management bank, the appropriate redemption price, as the case may be, as set forth in the Prospectus;

(b) If such request does not comply with said standards for redemption as approved by the Trust, BFDS will promptly notify the Shareholder of such fact, together with the reason therefor, and shall effect such redemption at the price next determined after the time of receipt of documents complying with said standards; and

(c) BFDS shall notify the Trust as soon as practicable on each business day of the total number of Shares covered by requests for redemption which were received by BFDS in good order on the previous business day.

(d) As and when it receives monies paid to it by the Custodian with respect to any redemption, BFDS shall pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(e) BFDS shall effect transfers of Shares by the registered owners thereof upon receipt of documentation that satisfies the requirements of the written standards followed by BFDS, which are consistent with industry standards, or upon instructions from the Trust.

11. Systematic Withdrawal Plans. BFDS will administer systematic withdrawal plans pursuant to the provisions of withdrawal orders duly executed by Shareholders and the relevant Fund’s Prospectus. Payments upon such withdrawal orders shall be made by BFDS from the appropriate account maintained by the Trust with the Custodian. Prior to the payment date BFDS will withdraw from a Shareholder’s account and present for redemption as many Shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the Shareholder’s withdrawal plan and the relevant Fund’s Prospectus.

12. Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), BFDS, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

13. Tax Returns and Reports. BFDS will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to Shareholders such returns for reporting dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and BFDS will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations. The parties agree that in connection with the services in this Section, the Trust will provide BFDS with appropriate instructions and BFDS will not make any judgments or exercise any discretion and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Trust.

14. Record Keeping. BFDS will maintain records, which at all times will be the property of the Trust and available for inspection by the Trust, showing for each Shareholder’s account the following:

(a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on Shares if a taxpayer identification or Social Security number if not provided);

(b) Number of Shares held and number of Shares for which certificates have been issued;

(c) Historical information regarding the account of each Shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a Shareholder’s account;

(d) Any stop or restraining order placed against a Shareholder’s account;

(e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

(f) Any instruction as to record address, and any correspondence or instructions relating to the current maintenance of a Shareholder’s account.

BFDS shall maintain customary records in connection with its agency for the Trust; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. Records maintained by BFDS on behalf of the Trust shall be made available for reasonable examinations by the Securities and Exchange Commission upon reasonable request, including pursuant to Section 23 of this Agreement, and shall be maintained by BFDS for such period as required by applicable law or until such earlier time as BFDS has delivered such records into the Trust’s possession or destroyed them at the Trust’s request. BFDS shall also keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a transfer agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time.

15. Other Information Furnished. BFDS will furnish to the Trust such other information, including Shareholder lists and statistical information as may be reasonably requested from time to time by the Trust. BFDS shall notify the Trust of any request or demand to inspect the share records books of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection.

16. Shareholder Inquiries. BFDS will respond promptly to written correspondence from Shareholders, registered representatives of broker-dealers engaged in selling Fund Shares, the Trust and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between BFDS and the Trust. BFDS also will respond to telephone inquiries from Shareholders with respect to existing accounts, prospective shareholders and broker-dealers on behalf of Shareholders and prospective shareholders from 8:00 a.m. to 6:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading.

17. Communications to Shareholders and Meetings. As requested by the Trust or a Fund, BFDS will arrange for the mailing of all communications by the Trust or a Fund to its Shareholders, including quarterly and annual reports to Shareholders, Prospectuses, proxy material, and periodic communications to Shareholders.

18. Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in this Agreement, BFDS shall perform the following services, in each case in accordance with the Procedures:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account, retirement or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, withholding taxes on U.S. resident and non-resident alien Shareholder accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions for all Shareholders, and providing Shareholder account information;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for each Fund of all transactions and receipts and disbursements of money and securities and deliver by electronic file transmission a copy of such report for each Fund for each business day to each such Fund no later than 5:00 a.m. Eastern Time, or such earlier time as each such Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. Provide or otherwise deliver to the Funds’ blue sky agent, data regarding the number of each Fund’s Shares sold in each state through the end of the previous business day. In connection therewith, each Fund shall identify to BFDS in writing those transactions and assets of the Funds to be treated as exempt from blue sky reporting for each state. Boston Financial shall not be responsible for monitoring the Fund’s daily activity in each state;

(d) New Procedures. Different allocations of responsibility for performing certain of the services to be performed by BFDS under this Agreement may be established in writing from time to time by agreement between the Trust and BFDS. If so agreed, BFDS may at times perform only a portion of these services and the Funds or their agent may perform certain services on the Funds’ behalf;

(e) Year-End Testing. Conduct year-end testing as requested by or on behalf of each Fund, including, for tax forms, two mock tests and one production run; and

(f) Other Services. Upon request of the Trust, provide additional services pertaining to abandoned property, garnishment orders, bankruptcy, divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses or other matters relating to the foregoing with respect to Shareholder accounts.

19. Insurance. Prior to the effective date of this Agreement, BFDS has provided to the Trust information relating to its insurance coverage, including Errors and Omissions, Fidelity Bond and Electronic Data processing coverage. BFDS will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without prior written notice to the Trust.

20.	Service Quality.

(a) BFDS shall maintain a quality control process designed to provide a consistent level of quality and timeliness for the services required to be provided under this Agreement. The parties agree that BFDS’ performance under this Agreement will be measured against mutually agreed upon service level standards which will be added to this Agreement by amendment and made a part hereof as Schedule C (the “Service Levels”).

(b) Once the Service Levels have been established by the parties, the parties shall engage National Quality Review (“NQR”) to monitor BFDS’ performance hereunder against the Service Levels. NQR will deliver monthly and quarterly reports thereon to BFDS, and BFDS will promptly, and in any case within three (3) business days, deliver these reports, in unabridged form, to the Trust. BFDS will retain NQR to perform such monitoring, and the Trust will pay BFDS for NQR’s charges for performing such monitoring and reporting services as a reimbursable expense in accordance with the Fee Schedule to this Agreement.

(c) The Trust and BFDS shall review and discuss BFDS’ performance on a quarterly basis at a regular meeting of the Trust following a calendar quarter and the Service Levels on an annual basis and shall make such changes to the Service Levels as they may mutually agree from time to time. In order that BFDS may reasonably estimate the staffing needed to maintain the Service Levels, the Trust agrees to use its best efforts to (i) communicate to BFDS prior to the beginning of each quarter any anticipated changes in transaction volume for that quarter in excess of 10% of the Trust’s quarterly transaction volume for the same quarter in the immediately preceding year, and (ii) provide BFDS with advance notice of any product developments or marketing campaigns that the Trust determines are likely to materially impact the volume of transactions. The Trust shall have no responsibility or liability for any inaccuracy, incompleteness of, or delay in providing the information pursuant to the previous sentence; provided that, if and to the extent that any such inaccuracy, incompleteness or delay materially adversely impacts BFDS’ ability to meet the relevant Service Level, then BFDS will not be held to the relevant Service Level for such period.

21.	Duty of Care and Limitation of Liability.

(a) BFDS will at all times use reasonable care and act in good faith in performing its duties hereunder. BFDS will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots or failure of transportation, communication or power supply.

(b) BFDS may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust as to proceedings or facts in connection with any action taken by the Shareholders or Trustees of the Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust. BFDS may apply to counsel for the Trust, at the Trust’s expense, or its own counsel for advice with respect to any interpretative question arising in connection with the services provided hereunder, but any consultation in connection with any potential proceeding against the Trust shall be at BFDS’ expense. With respect to any action taken on the basis of such certifications or instructions or in accordance with the advice of counsel for the Trust, the Trust will indemnify and hold harmless BFDS from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

(c) BFDS’ aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by BFDS under this Agreement, whether in contract, tort, indemnity under Section 22(b), or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by BFDS as fees and charges, but not including reimbursable expenses, during the eighteen (18) months immediately preceding the first event for which recovery from BFDS is being sought. The limitations on liability set forth in this Section shall not apply to Losses (as defined below) resulting from any fraud committed by BFDS’ employees or any intentionally malicious acts of BFDS’ employees (that is, those acts or breaches undertaken purposefully under circumstances in which the person acting knows that such acts violate this Agreement and are likely to cause damage or harm). In the event that a claim giving rise to liability by BFDS occurs prior to the completion of the first eighteen (18) months of the Agreement, the aggregate limit on BFDS’ liability shall be calculated by adding: (1) the amounts actually paid hereunder for such period by the Trust to BFDS as fees and charges, but not including reimbursable expenses; and (2) an amount equal to (x) an average monthly fee (determined based on the actual fees received and number of months that have passed as of the calculation date) multiplied by (y) the number of months remaining to reach eighteen (18) months.

(d) The parties agree that in the event that the aggregate amount of the Losses incurred by the Trust and attributable to BFDS under this Agreement at any time exceeds the limit on aggregate liability set forth above, then the Trust shall have an immediate right to terminate this Agreement and shall not be liable for the amounts set forth in Sections 26(a) and 27.

(e) With respect to any Losses for which either party is liable under this Agreement, the parties agree that each will have an obligation to mitigate and manage such Losses, including but not limited to with respect to “as of” related Losses, the re-pricing and reprocessing of all affected transactions.

(f) Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

22.	Indemnification.

(a) Indemnification of BFDS by the Trust. BFDS shall not be responsible for, and the Trust shall indemnify and hold BFDS harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability (“Losses”) arising out of or attributable to:

(i) Actions of BFDS required to be taken pursuant to this Agreement, (including the defense of any law suit in which BFDS or an affiliate is a named party); provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii) The Trust’s lack of good faith, negligence or willful misconduct or breach of any representation or warranty of the Trust provided in this Agreement;

(iii) The reliance by BFDS upon, and any subsequent use of or action taken or omitted, by BFDS with respect to: (1) any information, records, documents, data, certificates or services, which are received by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means and which have been prepared, maintained or performed by the Trust, a Fund or any other person or firm acting on behalf of the Trust or a Fund including but not limited to any broker-dealer, or previous transfer agent or registrar; or (2) any instructions or requests of the Trust or each Fund or any of its officers;

(iv) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; or

(v) The negotiation and processing of any checks including without limitation for deposit into the Trust or a Fund’s demand deposit account; provided that such actions are taken in good faith and without negligence or willful misconduct.

(b) Indemnification of the Trust by BFDS. The Trust shall not be responsible for, and BFDS shall indemnify and hold the Trust harmless from and against, any and all Losses arising out of or attributable to (1) BFDS’ lack of good faith, negligence or willful misconduct in the performance of its services under this Agreement; (2) breach by BFDS of any of its representations or warranties provided in this Agreement; or (iii) errors by BFDS which result in “as of” Losses, which are not capable of being re-priced and re-processed under Section 21(e) above, and subject to the mutually agreed upon “as of procedures to be set forth in Schedule D. The parties agree that the “as of” procedures will be added to this Agreement by amendment and made a part hereof as Schedule D.

(c) Claim Process. In order that the indemnification provisions contained in this Section 22 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim; provided that failure to give such prompt notice shall not affect any party’s right hereunder to indemnification unless, and then only to the extent that, such failure results in a material adverse effect on the rights of the party entitled to receive such notice. The indemnifying party shall control the defense of such claim in its own name or in the name of the indemnified party; provided that the indemnified party may participate in such defense at its own expense. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

23. Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, the duly authorized independent auditors, internal audit teams and regulators of the Trust will have the right under this Agreement to perform periodic site visits, examinations or inspections, during BFDS’ regular business hours, of BFDS’ facilities, records and procedures solely as they pertain to BFDS’ activities under or pursuant to this Agreement. Such site visits, examinations and inspections shall be conducted at the Trust’s expense (which shall include costs related to providing materials to such auditors or regulators such as charges for copying, faxing, retrieving stored materials, and similar expenses). The site visits, examinations and inspections shall be conducted in a manner that will not materially interfere with BFDS’ normal and customary conduct of its business activities. With respect to site visits, inspections or examinations conducted by the Trust’s auditors, assistance will be provided by BFDS in accordance with reasonable procedures and at reasonable frequencies, not to exceed once any twelve (12) month period for the Trust’s independent auditors; once in any quarter for the Trust’s internal auditors; and as required by the Trust’s regulators, unless otherwise agreed to by the parties. The Trust shall provide at least ten (10) business days advance notice to BFDS of such site visits, inspections or examinations, and to the extent possible, of such examinations or inspections by its regulators. The foregoing provisions shall not apply to on-site visits by the Trust’s officers or representatives from time to time for purposes of discussing BFDS’ performance under the Agreement; provided that the Trust shall provide reasonable notice to BFDS of such visits and conduct them in a manner that will not materially interfere with BFDS’ normal and customary conduct of its business activities. BFDS may require any persons seeking access to its facilities to provide reasonable evidence of their authority. BFDS may require the Trust’s auditors to execute a confidentiality agreement before granting access.

24. Employees. BFDS is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. BFDS assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. BFDS shall maintain at its own expense insurance against public liability in a reasonable amount.

25. AML/CIP. In order to assist the Trust with the Trust’s anti-money laundering (“AML”) responsibilities under applicable AML laws, BFDS offers certain shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering and other illegal or suspicious activities; and (ii) assist in the collection of identifying information from and the verification of the identity of persons opening accounts with the Trust; and (c) screen persons opening and/or maintaining accounts with the Funds against any list of prohibited persons, entities and jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, the “AML Procedures”). The Trust has elected to have BFDS implement the AML Procedures on behalf of the Trust and has delegated day-to-day operation of such AML Procedures to BFDS as stated in the attached schedule (“Schedule E” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.

26.	Term.

(a) The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date first stated above. Either BFDS or the Trust shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a renewal term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term (a “Renewal Term”). BFDS and the Trust will agree upon a Fee Schedule for each Renewal Term; provided that in the absence of any such agreement, the fees for the upcoming Renewal Term shall be equal to the then-current fees, as increased pursuant to Section 2 of this Agreement. Upon termination hereof, the Trust shall pay BFDS such compensation which has accrued and remain unpaid as of the date of the notice of termination and which thereafter accrue for the period through and including the date of the Trust’s deconversion from BFDS’ system. In the event that the Trust terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than for cause (defined below) or due to BFDS’ bankruptcy, the Trust shall pay BFDS an amount equal to the average monthly fee paid by the Trust to BFDS under this Agreement multiplied by the lesser of (i) thirty (30) months, or (ii) the number of months remaining in the Initial or Renewal Term.

(b) Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree in Schedule C (Service Levels) is necessary for such cure, then the non-defaulting party may terminate this Agreement without penalty upon notice of not less than five (5) days to the defaulting party.

(c) Bankruptcy. Either party hereto may terminate this Agreement without penalty by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

27. Successors; Deconversion. In the event that in connection with termination of this Agreement a successor to any of BFDS’ duties or responsibilities hereunder is designated by the Trust by written notice to BFDS, BFDS shall promptly, at the expense of the Trust (in the case of an event described above), offer reasonable assistance to the Trust in transferring the Trust’s records or converting the Trust’s records from BFDS’ systems to whatever successors, services or systems are designated by the Trust (the “Deconversion”), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from BFDS’ personnel in the establishment of books, records and other data by such successor. BFDS shall be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence. As used herein “reasonable assistance” shall not include requiring BFDS (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of BFDS, or (iii) to develop Deconversion software, to modify any of BFDS’ software, or to otherwise alter the format of the data as maintained on BFDS’ systems.

28. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by BFDS under this Agreement, BFDS may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it; provided that it shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. In addition to the foregoing, the parties may from time to time agree on the selection, and terms with respect to use, of other third-party agents to carry out services for the Trust.

29. Confidentiality. BFDS and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the other party during term of this Agreement. The above prohibition of disclosure shall not apply to the extent that BFDS must disclose such Confidential Information to its sub-contractor or a Trust agent for purposes of providing services under this Agreement; provided that such sub-contractor is bound by confidentiality provisions with BFDS at least as restrictive as the requirements of this Agreement. For purposes of this Agreement, “Confidential Information” shall mean: (a) with respect to Confidential Information of the Trust: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Trust, or any other secret or confidential information whatsoever of the Trust; and (ii) all information that the Trust is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the BFDS’ Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, names and other information related to customers of BFDS, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to BFDS’ business, operations or systems (or to the business, systems or operations of BFDS’ affiliates).

For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Trust’s Shareholders, prospective shareholders and plan administrators (collectively, “Trust Customers”), including without limitation, (i) names, addresses, email addresses, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust service, including the Trust’s web site; or (iii) any data otherwise submitted in the process of registering for a Trust service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”). BFDS shall use, maintain and protect Confidential Information, including Customer Information, in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, a copy of which has been provided to the Trust, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., as such are applicable to its transfer agency business.

In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), BFDS will use reasonable efforts to notify the Trust (except where prohibited by law) and to secure instructions from an authorized officer of the Trust as to such inspection. BFDS expressly reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the shareholder records to such person or if required by law or court order.

BFDS maintains and will continue to maintain, including at each service location, physical and information security safeguards against the destruction, loss, theft or alteration of the Trust’s Confidential Information, including Customer Information, in the possession of BFDS that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in applicable regulatory requirements. BFDS will, at a minimum, update its policies to remain compliant with applicable regulatory requirements. BFDS will meet with the Trust, at its request, on an annual basis to discuss BFDS’ information security safeguards, including their effectiveness and any material changes made thereto by BFDS. If BFDS or its agents discover or are notified that an unauthorized party has violated the security relating to the Trust’s Confidential Information, including Customer Information, BFDS will (a) promptly notify the Trust of such violation, including the general circumstances of the violation and, if known, the categories of Confidential Information involved, (b) if the applicable Confidential Information was in the possession or under the control of BFDS or its agents at the time of such violation, promptly (i) investigate, contain and address the violation, and (ii) advise the Trust as to the steps being taken that are reasonably designed to prevent future similar violations, and (c) reasonably cooperate with the Trust in investigating and responding to the violation. Prior to providing the Trust’s Confidential Information to any subcontractor selected by BFDS, BFDS shall make a reasonable determination that such subcontractor maintains an adequate information security program consistent with BFDS’ obligations under this paragraph.

Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

30.	Covenants.

(a) BFDS hereby agrees to maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

(b) BFDS shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. BFDS shall continuously back-up the Trust’s records, and shall store the back-up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Trust’s records will be maintained intact and will enable BFDS to perform the services under this Agreement. BFDS shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. BFDS will test the adequacy of its business continuity plan at least annually and upon request, the Trust may participate in such test. Upon request by the Trust, BFDS will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts BFDS’ provision of services under this Agreement, BFDS will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan.

31. Compliance. BFDS agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules applicable to BFDS as a transfer agent and to its services under this Agreement. BFDS maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, BFDS will provide periodic measurement reports to the Trust Upon request of the Trust, BFDS will also provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to BFDS’ performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, BFDS will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. BFDS will also furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70.

32.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code.

(a) Obligation of Sender. BFDS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfers and in the amount of money that BFDS has been instructed to transfer. BFDS shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date; provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b) Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Trust from security procedures offered by BFDS. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to BFDS in writing. The Trust must notify BFDS immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust’s authorized personnel. BFDS shall verify the authenticity of all Fund instructions according to the Security Procedure.

(c) Account Numbers. BFDS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d) Rejection. BFDS reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of BFDS’ receipt of such payment order; (b) if initiating such payment order would cause BFDS, in BFDS’ sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to BFDS; or (c) if BFDS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e) Cancellation Amendment. BFDS shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure; provided that such requests are received in a timely manner affording BFDS reasonable opportunity to act. However, BFDS assumes no liability if the request for amendment or cancellation cannot be satisfied.

(f) Errors. BFDS shall assume no responsibility for failure to detect any erroneous payment order; provided that BFDS complies with the payment order instructions as received and BFDS complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

(g) Interest. BFDS shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless BFDS is notified of the unauthorized payment order within thirty (30) days of notification by BFDS of the acceptance of such payment order.

(h) ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by BFDS with respect to an ACH credit entry are provisional until BFDS receives final settlement for such entry from the Federal Reserve Bank. If BFDS does not receive such final settlement, the Trust agrees that BFDS shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

(i) Confirmation. Confirmation of BFDS’ execution of payment orders shall ordinarily be provided within twenty four (24) hours, which confirmation may be delivered through BFDS’ proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days, after receipt of such confirmation.

33.	Data Access and Proprietary Information.

(a) BFDS shall perform the services under this Agreement utilizing TA2000™, the computerized data processing system for security holder accounting of BFDS’ affiliate, DST Systems, Inc,. or a successor system, if any, and any ancillary systems agreed upon by the parties. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by BFDS as part of the Trust’s ability to access certain Fund-related data maintained by BFDS on databases under the control and ownership of BFDS or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to BFDS or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined above) or the confidential information of the Trust. The Trust agrees to treat all Proprietary Information as proprietary to

BFDS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(i) Use such programs and databases (1) solely on the Trust’s computers, (2) solely from equipment at the location agreed to between the Trust and BFDS and (3) solely in accordance with BFDS’ applicable user documentation;

(ii) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(iii) Refrain from intentionally obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform BFDS in a timely manner of such fact and dispose of such information in accordance with BFDS’ instructions;

(iv) Refrain from causing or allowing information transmitted from BFDS’ computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by BFDS (such permission not to be unreasonably withheld);

(v) Access only those authorized transactions as agreed to between the Trust and BFDS;

(vi) Honor all reasonable written requests made by BFDS to protect at BFDS’ expense the rights of BFDS in Proprietary Information at common law, under federal copyright law and under other federal or state law.

(b) Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by BFDS; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

(c) The Trust acknowledges that its obligation to protect BFDS’ Proprietary Information is essential to the business interest of BFDS and that the disclosure of such Proprietary Information in breach of this Agreement would cause BFDS immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, BFDS shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

34.	Miscellaneous.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

(b) Captions; Multiple Counterparts. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(c) Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other in writing:

(i)	If to BFDS, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: Legal Department

Facsimile: (617) 483-7091

(ii)	If to the Trust, to:

BofA Funds Series Trust

100 Federal Street, 12th Floor

Boston, Massachusetts 02110

Attention: Secretary

Facsimile:

(d) Assignment; Third Party Beneficiaries; Independent Contractors. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than BFDS and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of BFDS and the Trust. This Agreement does not constitute an agreement for a partnership or joint venture between BFDS and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

(e) Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

(f) Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

(g) Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

(h) Waiver. No waiver by either party or any breach or default of any of the terms or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

(i) Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

35. Trust Notice. Notice is hereby given that the Amended and Restated Declaration of Trust of the Trust is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or Shareholders individually, but binding only upon the assets and property of the Trust.

Exhibit (h)(8)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BOFA FUNDS SERIES TRUST

On behalf of the Funds listed in the attached Schedule A

By:	/s/ Jeffrey R. Coleman
Jeffrey R. Coleman
Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Richard J. Johnson
Richard J. Johnson
Division Vice President

SCHEDULE A

Funds

Dated: May 1, 2010

BofA Funds Series Trust

BofA California Tax-Exempt Reserves

BofA Cash Reserves

BofA Connecticut Municipal Reserves

BofA Daily Cash Reserves

BofA Government Plus Reserves

BofA Government Reserves

BofA Massachusetts Municipal Reserves

BofA Money Market Reserves

BofA Municipal Reserves

BofA New York Tax-Exempt Reserves

BofA Tax-Exempt Reserves

BofA Treasury Reserves

Schedule A-1

SCHEDULE B

FEE SCHEDULE

Dated: May 1, 2010

Annual Account Service Fees

Complex Base Fee[1] (Based on “Benchmark Assets” at the time of conversion)	$750,000.00

Incremental Base Fee (for every $15 Billion increase/decrease in Benchmark Assets)[2] [3]	$60,000.00

Excess Closed Account Fee (in excess of 30% of open accounts)[4]	$1.50/Account

Fees are tillable on a monthly basis at the rate of 1/12 of the annual fee.

Retirement Fee (Paid by shareholder)

IRA Custodial Fee	$15.00/SSN

Automated Work Distributor™ (AWD®)

License and Remote Processing Fees[5]	$5,200.00/Workstation

Conversion/ Implementation[6]

Data Conversion	$150,000.00

Billed as Incurred

Output Development	$50,000.00

Reimbursable Expenses	Billed as Incurred

Reimbursable expenses include but are not limited to: confirmation statements, additional requirements for compliance, NSCC, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at your facility, and telecommunications/network configuration, state tax reporting and lost shareholder search/tracking.

[1]	The complex base fee will be based on assets as of the close of business on May 3, 2010 (Benchmark Assets).
[2]	For every $15 Billion increase in assets above the Benchmark Assets an annual fee increase of $60,000,00 will apply per year.
[3]	For every $15 Billion decrease in assets below the Benchmark Assets an annual fee decrease of $60,000.00 will apply per year with a floor of an annual base fee of $600,000.00.
[4]	There will be no charge for closed accounts if the ratio of closed to open does not exceed 30%. We are assuming post conversion the number of closed accounts will not exceed this ratio.
[5]	Does not include hardware or third-party software.
[6]	Reimbursable Expenses including travel and statement development are not included. All other Trust programming/enhancement requests will be billed at the then current rates.

Schedule B-1

List of Products

Boston Financial Data Services through DST Systems Inc.™ will provide the following products to the Trust.

•	TA2000 Voice™

•	Intra-Day Transfer Agent Cash Availability (TA2000 Same-Day Cash Management™)

•	Ad Hoc Reporting - Current Day Snapshot Perspective (PowerSelect™)

•	Electronic Data Delivery for the Financial Intermediary (FAN Mail®)

•	Dealer commissions Delivered through the Internet

•	Shareholder Internet Offering (FAN Web™)[7]

•	Financial Intermediary Internet Offering (DST Vision™)[7]

•	Computer/Technical Personnel

TA2000 Voice Features

TA2000 Voice charges are based on either an actual monthly usage charge or a minimum monthly charge whichever is greater. These monthly charges are calculated as follows:

Monthly Usage Charges8

Audio Response - Touch Tone

TA2000 Voice	Included

Monthly Minimum Charge

The minimum monthly charge is calculated based on the number of funds, the number of accounts in a fund complex, and the number of call flows. As shown below, the fund rate and account rate are phased in over the first three years of service to provide clients an opportunity to control the absorption of the fees. Most clients are billed the minimum and the fund charge is a significant contributor to the minimum.

Touch Tone Only

	Year of Service	Charge Per Fund	Charge Per
	1	Included	Included
	2	Included	Included
	3	Included	Included

[7]	These services are provided pursuant to the applicable Service Exhibit to the Trust’s Master Agreement DST Fan Services-Mutual Funds with DST Systems, Inc.
[8]

The monthly usage charge is based on a service fee of $0.20 or $0.25 for voice recognition per billable call. The call volumes for a client are aggregated for all call flows to determine the actual usage charge.

Schedule B-2

Multiple Call Flow Charges

Multiple Call Flow Charges are based on the following guidelines.

•

After the initial call flow, each additional call flow that provides different flow, function, vocabulary, processing rules or access methods for a client will be charged at a rate of $500.00 per month.

•	After the initial call flow, each additional call flow that is identical in flow, function, vocabulary, processing rules, or access methods for a client will be charged at a rate of $200.00 per month.

In addition to the above fees, there are out-of-pocket expenses that would include:

•	AT&T long distance charges.

•	Winchester Data Center infrastructure charges currently billed at $0.0716 per minute.

•	AT&T courtesy transfer is billed at either $0.30 per transfer or $.02 per toll free call whichever the Trust chooses.

•	AT&T conference & transfer billed at either $0.45 per transfer or $0.02 per toll free call whichever the Trust chooses.

TA2000 Same-Day Cash Management (Intra-Day Transfer Agent Cash Availability)

The Same-Day Cash Management function aligns TA2000’s reporting capabilities with each fund’s specific shareholder trading time frames and cash management policies.

Supersheets/Money Movement	Included
Cash Availability	Included
Wire Proofing I	Included

Installation and training will be priced separately depending on client configuration and training needs

PowerSelect (Ad Hoc Reporting - Current Day Snapshot Perspective)

PowerSelect allows you to collect and analyze data, as well as generate reports, labels and other output, including magnetic media

TA2000 Standard Database File Offering	Included

FAN Mail (Electronic Data Delivery for the Financial Intermediary)9

FAN Mail provides transaction, account, and price information to financial planners and broker/dealers. They can easily import the data into a variety of financial planning software packages.

[9]	The CPI waiver for the first two years of the Initial Term, as set forth in Section 2 of the Agreement, shall also apply to the FAN Mail and FAN Web fees.

Schedule B-3

Monthly FAN Mail Access and Support Charge[10]	$500.00/Month

Per Record Charges
Rep/Branch/ID	$.018/Per
Dealer	$.012/Per
Price Files	$.002/Record or $1.75/User/Month whichever is less

Monthly Volume Discount Schedule	Percent Discount On Amount

Total Per Record Charges	Over Threshold
$0 - $2,500	0%
$2,501 -$5,000	10%
$5,001 -$7,500	15%
$7,501 -$10,000	20%
$10,001 -$30,000	25%
$30,001 +	50%

Gold & Platinum Level Discounts

An additional discount shall be applied to the usage fees paid by the Trust for (i) Basic FAN Mail Services and (ii) if the Trust is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services.

Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which the Trust has received Basic FAN Mail Services pursuant to the applicable DST agreement for such services, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by the Trust for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, the Trust shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable. Vision Services for the then current calendar year:

Gold Level

Qualification: Average combined monthly usage fees paid by the Trust for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less then $25,000.00.

Discount: If the Trust receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If the Trust receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 214% of Vision usage fees and an additional 2 1/2% (that is l2 1/2% total) of Basic FAN Mail usage fees billed for such cycle.

[10]	The Monthly FAN Mail Access and Support Charge paid by the Trust shall not be included in the above amounts for purposes of determining Monthly Volume Discounts.

Schedule B-4

Platinum Level

Qualification: Average combined monthly usage fees paid by the Trust for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount: If the Trust receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If the Trust receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2 1/2% (that is 12 1/2% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level

Qualification: Average combined monthly usage fees paid by the Trust for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount: If the Trust receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

If the Trust receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

If the Trust qualifies, the discount shall be shown on each invoice issued to the Trust.

FAN Web (Shareholder Internet Offerings)*

Using the Financial Access Network (FAN), FAN Web can be connected to the Trust’s proprietary Internet Web site to complete transactions over the World Wide Web. The Trust’s shareholders can access their account information, portfolio listing within a fund family, and transaction history, as well as process transactions

Implementation Fee	Included
Each Additional Site Setup Fee	$5,000.00

This covers the establishment of rules/options associated with using the feature. This fee will also provide up to 100 hours of assistance from business analysts and technical staff in implementing the Trust’s fund group. Any custom programming or effort in excess of the 100 hours will be charged at a rate of $150.00 per hour.

Schedule B-5

Base Fee	Included
Activity Fees
Basic Inquiries	Included
Portfolio Inquiries	Included
Account Maintenance and	Included
Transactions New Account	Included
Establishment	Included
Auxiliary Processing (for example, courtesy email, [TEXT CUT FROM PAGE]

Mutual Authentication (Optional)

Although the current authentication methods in place for account access for mutual funds in DST’s internet products satisfy current industry regulations. In order to allow our customers to comply with the updated guidance entitled Authentication in an Internet Banking Environment issued by the Federal Financial Institutions Examination Council (FFIEC) in October 2005, DST selected RSA® Adaptive Authentication for Web, which offers anti-phishing capabilities coupled with strong authentication using layered security and anomaly detection.

Monthly Active ID Fees

An active ID is defined as any ID that has had activity within the 180-day period prior to the billing cycle. Billing cycles will run on the last day of each month to generate the billing statistic.

Active IDs	Active ID Fee[11]
0 to 350,000 Active ID’s	$.0167/Active ID
350,001 to 750,000 Active IDs	$.0125/Active ID
750,001 and Above Active ID’s	$.0083/Active ID

Vision (Financial Intermediary Internet Offering)

DST Vision enables broker/dealers, financial planners, and registered investment advisors to use a Web-based system to perform order and account inquiry, execute trades, establish new accounts and retrieve electronic statements.

ID Charges
1 - 500	$5.00 Per Month/ Per ID For Each Of The First 500 IDs
501 - 1,000	$4.00 Per Month/ Per ID For Each Of The Next 500 IDs
1,001 - 2,000	$3.00 Per Month/ Per ID For Each Of The Next 1,000 IDs
2,001 - 3,000	$2.00 Per Month/ Per ID For Each Of The Next 1,000 IDs
3,001 - +	No Charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges for each affiliate of Customer with a separate management code in the DST system cannot exceed a monthly maximum of $9,500.

[11]	In addition to the Active ID Fee, a reimbursable expense to cover external vendor cost which is currently $.0283 per Active ID will also be applicable.

Schedule B-6

Inquiry Charges
Initial Set-up Fee	None
Standard Per View Charge Reduced Per	$0.05/Per
View Charge	$0.025/Per
Monthly Minimum	None

A view is defined as the complete process of an information request sent to the underlying record keeping system, and the corresponding response returned from the underlying record-keeping system.

Statement Charges
Individual Statement Retrieval Charge	$0.05/Statement
Batch Statement Load Charge	$0.03/Image/Page
Monthly Statement Interface Support Charge[12]	$1,300.00
Monthly Minimum	None

E-Mail Alert Charges

Per E-Mail	$0.05/Per regardless of the number of confirmations included in the E-Mail

Transaction Processing Charges
Initial Setup Fee	$2,500.00
Existing FAN Users	$5,000.00
All Others	$0.1 0/Transaction
Purchase, Redemption, Exchange, Maintenance	$0.1 0/Reject
NSCC Reject Processing	$0.35/Transaction
New Account Establishment	$0.65/image
New Account Web Service Image Delivery Monthly Minimum Charge	The greater of $500.00 or actual usage charge

Volume Discounts (Discount Schedule monthly)[13]
$7,500 - $15,000	20%
$15,001 - $30,000	25%
$30,001 - $45,000	30%
$45,001 - +

The percentage discount is applied incrementally to the dollars associated with each

Each Affiliate of the Trust with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

[12]

The Monthly Statement Interface Support Charge shall only be imposed if the Trust elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC. If the Trust uses DST Output, or a subsidiary of DST Output, LLC as its statement vendor, the Monthly Statement Interface Support Charge will be waived.

[13]

Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum and Transaction Processing Charges. ID Charges, Monthly Statement Interlace Support Charges, Transaction Processing Initial Set-up Fee and Fund Family Vision Additional Fees are not included in Volume Discount calculation.

Schedule B-7

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (that is after Volume Discounts) paid by the Trust for DST’s Vision Services if the Trust is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services. Please refer to the FAN Mail section of this Schedule for additional information

Computer/Technical Personnel

Unless otherwise specified, computer/technical personnel resources may be employed on an hourly basis when and if the need becomes necessary at the following rates:

Classification
Technical	$195.00/Hour
Business Analyst/ Test	$125.00/Hour

Schedule B-8

SCHEDULE C

SERVICE LEVELS

Dated:

To be added by amendment.

Schedule C-1

SCHEDULE D

AS OF PROCEDURES

Dated:

To be added by amendment.

Schedule D-1

SCHEDULE E

AML DELEGATION

Dated: May 1, 2010

1.	Delegation

1.1	In order to assist the Trust with the Trust’s AML responsibilities under applicable laws, BFDS offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering and other illegal or suspicious activities; (ii) assist in the collection of identifying information from and the verification of the identity of new customers opening accounts with the Trust; and (iii) screen new customers opening and/or maintaining accounts with the Funds against OFAC lists of prohibited persons, entities and jurisdictions. The Trust has had an opportunity to review the AML Procedures with BFDS and desires to have BFDS implement the AML Procedures as part of the Trust’s overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs BFDS to implement the AML Procedures as set forth in Section 4 below on the Trust’s behalf and delegates to BFDS day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and BFDS upon the execution by such parties of a revised Schedule E bearing a later date than the date hereof.

1.3	BFDS agrees to perform the AML Procedures, with respect to the ownership of, and transactions in, Shares in the Funds for which BFDS maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by BFDS of the AML Procedures, BFDS understands and acknowledges that the Trust remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and the regulations thereunder, and that the records BFDS maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. BFDS hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, BFDS will make available, during normal business hours and on reasonable notice all records and information with respect to the Trust reasonably requested by such examiners.

3.

Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, BFDS is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any

Schedule E-1

other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that BFDS shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which BFDS maintains the applicable Shareholder information.

4.	AML Procedures

4.1	Consistent with the services provided by BFDS and with respect to the ownership of, and transactions in, Shares in the Funds for which BFDS maintains the applicable shareholder information, BFDS shall:

(a)	On a daily basis, submit all new customer account registrations and registration changes against the OFAC database and such other lists or databases as may be required from time to time by applicable regulatory authorities (e.g., the Financial Action Task Force list, the European Union Common Foreign Security Policy list, and the Canadian Office of Superintendent of Financial Institutions list).

(b)	Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities, including the periodic updates of the OFAC databases by such authorities.

(c)	On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database.

(d)	In the event that any review by BFDS in (a), (b) or (c) above, reveals a potential match, BFDS will notify the Trust and cooperate in any additional steps taken by the Trust with respect to such shareholder or potential shareholder.

(e)	Perform the following steps to monitor transactions conducted by, at or through a Fund for potential suspicious activity:

(i)	Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g., redemption by check after address change; redemption by wire after banking information change, or redemptions over a certain % after registration change).

(ii)	Review wires sent pursuant to banking instructions other than those on file with BFDS.

(iii)	Review accounts with small balances followed by large purchases.

(iv)	Review accounts with frequent activity within a specified date range followed by a large redemption.

Schedule E-2

(v)	Review purchase and redemption activity by check that meets or exceeds a $100,000 threshold on any given day.

(f)	If BFDS becomes aware that potential suspicious activity is being conducted by, at or through a Fund, notify the Trust of the activity unless prohibited by applicable law, and provide information required by and otherwise cooperate with the Trust in determining whether to file a suspicious activity report (“SAR”).

(g)	In response to any FinCEN request received by the Trust and provided to BFDS pursuant to USA PATRIOT Act Sec. 314(a), BFDS will search the Trust records maintained by BFDS required by FinCEN’s request and will provide the Trust with the necessary information for it to respond to such request within required time frame.

(h)	Take steps (i) to identify and verify the identity of any person seeking to become a new customer of the Trust and in the event such person cannot be verified BFDS shall notify the Trust, follow the Trust’s instructions with respect to the account and cooperate in any additional steps reasonably requested by the Trust; (ii) maintain records of the information used to verify the person’s identity, as required, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency.

(i)	Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). BFDS will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire, a copy of which has been provided to the Trust. If an account is determined to have a risk ranking of medium or above, BFDS will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, BFDS will contact the Trust’s AML Officer for further instruction.

(j)	Upon the request by the Trust, conduct due diligence to determine if the Trust is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” with respect to such foreign jurisdictions, institutions, classes of transactions and/or types of accounts as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2	In the event that BFDS detects activity as a result of the foregoing procedures, which necessitates the filing of a SAR or other similar report or any notice to OFAC, then BFDS shall also immediately notify the Trust, unless prohibited by applicable law.

Schedule E-3